EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

DELTEK SYSTEMS, INC.

AND

DF MERGER CO., INC.

DATED AS OF FEBRUARY 13, 2002

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EXHIBITS

Exhibit A                      The Buyer Group

Exhibit B                      Plan of Merger

-ii-

AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 13, 2002, is by and between Deltek Systems, Inc., a Virginia corporation (the “Company”), and DF Merger Co., Inc., a Virginia corporation (“Mergerco”).

RECITALS

     WHEREAS, Mergerco was formed on February 6, 2002 for the sole purpose of entering into the transactions contemplated by this Agreement; and

     WHEREAS, a special committee of the Board of Directors of the Company consisting solely of independent directors (the “Special Committee”) and the Board of Directors of the Company, based upon the recommendation of the Special Committee, have determined that the merger of Mergerco with and into the Company upon the terms and conditions stated herein (the “Merger”) is desirable and in the best interests of the Company and its shareholders and have recommended approval of this Agreement, including the related Plan of Merger (as defined below), by the shareholders of the Company; and

     WHEREAS, as of the date hereof there is one share of common stock of Mergerco issued and outstanding, and owned by Kenneth E. deLaski; and

     WHEREAS, the shareholders of the Company named on Exhibit A have agreed to contribute their shares of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) to Mergerco in exchange for a number of whole and fractional shares of common stock of Mergerco equal to the number of shares of Company Common Stock contributed to Mergerco divided by one thousand (1,000), such contribution to take place after the last of the conditions set forth in Article VIII has been fulfilled or waived but prior to the Effective Time (as defined in Section 1.3) (the shareholders of the Company named on Exhibit A, together with a limited number of additional shareholders of the Company who so agree, are hereinafter collectively referred to as the “Buyer Group”); and

     WHEREAS, pursuant to the Merger each share of Company Common Stock, other than shares owned by Mergerco, will be converted into the right to receive $7.15 in cash per share; and

     WHEREAS, the Special Committee and, based upon the recommendation of the Special Committee, the Board of Directors of the Company, by resolutions duly adopted, have authorized and approved (a) the execution and delivery of this Agreement, including the related Plan of Merger and (b) the transactions contemplated hereby, including the Merger, and have recommended approval of this Agreement, including the related Plan of Merger, by the shareholders of the Company; and

     WHEREAS, the Board of Directors and sole shareholder of Mergerco have determined that the Merger, in the manner contemplated herein, is desirable and in the best interests of Mergerco and its shareholders, and, by resolutions duly adopted, have authorized and approved (a) the execution and delivery of this Agreement and (b) the transactions contemplated hereby, including the Merger; and

     WHEREAS, the Company and Mergerco desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

     NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereby agree as follows (with defined terms, the definitions of which are not otherwise given in the text of this Agreement, being defined in Section 10.9):

ARTICLE I

THE MERGER

     SECTION 1.1 The Merger. Subject to the terms and conditions of this Agreement. and in accordance with the Virginia Stock Corporation Act (the “VSCA”), at the Effective Time (as defined in Section 1.3), Mergerco shall be merged with and into the Company, and the separate corporate existence of Mergerco shall thereupon cease, and the Company shall continue as the surviving corporation (the Company is also sometimes hereinafter referred to as the “Surviving Corporation”) and shall continue to be governed by the laws of the Commonwealth of Virginia. The Merger shall have the effects specified in the VSCA.

     SECTION 1.2 The Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place (a) at the offices of Squire Sanders & Dempsey L.L.P., 8000 Towers Crescent Drive, Suite 1400, Vienna, Virginia at 10:00 a.m., local time, on the first business day after the day on which the last to be fulfilled or waived of the conditions set forth in Article VIII shall be fulfilled or waived in accordance herewith or (b) at such other time, date or place as the Company and Mergerco may agree. The date on which the Closing occurs is hereinafter referred to as the “Closing Date.”

     SECTION 1.3 Effective Time. If all the conditions to the Merger set forth in Article VIII shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article IX, the Company and Mergerco shall cause articles of merger (the “Articles of Merger”) meeting the requirements of Section 13.1-720 of the VSCA, together with the related Plan of Merger (the “Plan of Merger”) meeting the requirements of Section 13.1-716 of the VSCA and attached hereto as Exhibit B, to be properly executed and filed in accordance with the VSCA on the Closing Date. The Merger shall become effective upon the issuance of a certificate of merger by the State Corporation Commission of the Commonwealth of Virginia (the “SCC”) in accordance with the VSCA or at such later date and time as the parties hereto shall have agreed upon and designated in the Articles of Merger as the effective time of the Merger (the “Effective Time”).

ARTICLE II

ARTICLES OF INCORPORATION AND BYLAWS OF THE SURVIVING CORPORATION

     SECTION 2.1 Articles of Incorporation. The articles of incorporation of the Company in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation.

     SECTION 2.2 Bylaws. The bylaws of the Company in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation.

ARTICLE III

DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

     SECTION 3.1 Directors of Surviving Corporation. The directors of Mergerco immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time.

     SECTION 3.2 Officers of Surviving Corporation. The officers of Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time.

ARTICLE IV

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS

     SECTION 4.1 Effect of Merger on Capital Stock.

          (a)  At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock owned by Mergerco) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $7.15 in cash per share (the “Cash Consideration”) payable to the holder thereof, without interest thereon, subject to the exchange process contemplated in Section 4.2(a) and to adjustment as provided in Section 4.3, and each holder of a certificate (a “Certificate”) that immediately prior to the Effective Time of the Merger represented any such shares of Company Common Stock shall thereafter cease to have any rights with respect to such shares, except the right to receive, without interest thereon, upon the surrender of such Certificate, the Cash Consideration in accordance with Section 4.2(a).

          (b)  At the Effective Time, and without any action on the part of the holders of Company Common Stock, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time and owned by Mergerco shall cease to be outstanding and shall be canceled and retired and shall cease to exist.

          (c)  At the Effective Time, the issued and outstanding shares of common stock of Mergerco shall be converted into and become a number of fully paid and non-assessable shares of common stock, par value $0.001 per share, of the Company as shall be equal to the product of (i) the number of whole and fractional shares of Mergerco common stock to be so converted and (ii) one thousand (1,000). Such shares of common stock of the Company shall constitute all of the issued and outstanding shares of capital stock of the Surviving Corporation at the Effective Time. Company Common Stock owned by Mergerco immediately prior to the Effective Time shall be cancelled and cease to exist in accordance with Section 4.1(b).

          (d)  Except as otherwise agreed between the Company and the holders of the Company Options (as defined in Section 5.3), at the Effective Time, the Company Option Plans (as defined in Section 5.3) and the Company Options outstanding at the Effective Time shall be assumed by the Surviving Corporation and shall remain outstanding at the Effective Time.

          (e)  Each Company Option that is exercisable prior to the Effective Time and has an exercise price less than the Cash Consideration shall, as of the Effective Time and at the option of the holder thereof, be converted into the right to receive cash equal to the Cash Consideration less the exercise price of such Company Option multiplied by the number of shares of Company Common Stock for which such Company Option is exercisable, less applicable withholding and similar deductions.

          (f)  Pursuant to the terms of the Company’s 1996 Employee Stock Purchase Plan (the “Purchase Plan”), the purchase date of the offering period under the Purchase Plan, during which period the Effective Time will occur, shall be accelerated to a date prior to the Effective Time, which date shall be specified by the Company’s Board of Directors, and each participant in the Purchase Plan, who has not withdrawn from that offering period and whose participation in that offering period has not terminated prior to such date, shall automatically acquire, pursuant to the exercise of such participant’s purchase right, shares of the Company’s common stock as provided in the Purchase Plan, which shares shall, by virtue of the Merger and without any action on the part of the participant, be converted into the right to receive Cash Consideration pursuant to Section 4.1(a) at the Effective Time. Prior to the Effective Time, the Company shall take all actions necessary, including obtaining all required consents, such that any cash balance remaining in any Purchase Plan participant’s account following such accelerated purchase date shall be paid to such participant immediately prior to the Effective Time. At the Effective Time, the Company shall terminate the Purchase Plan, and the Surviving Corporation shall not assume the Company’s obligations under the Purchase Plan. All purchase rights under the Purchase Plan not exercised prior to the Effective Time shall terminate and cease to be outstanding as of the Effective Time.

     SECTION 4.2 Exchange of Certificates Representing Company Common Stock.

          (a)  As soon as reasonably practicable after the Effective Time, but in no event later than five business days following the Closing, the Surviving Corporation shall mail to each holder of record (other than Mergerco) of one or more Certificates that, immediately prior to the Effective Time, represented outstanding shares of Company Common Stock (i) a letter of transmittal (the “Letter of Transmittal”) which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Surviving Corporation and shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify and (ii) instructions for use in effecting the surrender of the

Certificates in exchange for the Cash Consideration. Upon surrender of a Certificate for cancellation to the Surviving Corporation, together with such Letter of Transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange for each share of Company Common Stock represented by such Certificate cash in an amount equal to the Cash Consideration, after giving effect to any required withholding and similar deductions, and the Certificate so surrendered shall forthwith be marked as canceled. No interest will be paid or accrued on the Cash Consideration payable to holders of Certificates. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the Cash Consideration shall be paid to such a transferee if the Certificate representing such Company Common Stock is presented to the Surviving Corporation accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

          (b)  At or after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time.

          (c)  Neither the Surviving Corporation nor any party hereto shall be liable to any former holder of shares of Company Common Stock for any amount of cash or interest properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (d)  The Surviving Corporation shall be entitled to deduct and withhold from the Cash Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as the Surviving Corporation reasonably determines are required to be deducted and withheld with respect to the making of such payment under any provision of federal, state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation.

          (e)  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Surviving Corporation will deliver in exchange for such lost, stolen or destroyed Certificate cash in an amount equal to the Cash Consideration deliverable in respect thereof pursuant to this Agreement.

     SECTION 4.3 Adjustment of Cash Consideration. In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the Company changes the number of shares of the Company Common Stock issued and outstanding as a result of a stock split, reverse stock split, stock dividend, recapitalization or other similar transaction without receipt of consideration in respect of Company Common Stock, the Cash Consideration shall be appropriately adjusted.

     SECTION 4.4 Surrender. At the Closing, Mergerco shall surrender its stock transfer books, minute book and corporate seal to the Surviving Corporation. At the Effective Time, the stock transfer books of Mergerco shall be closed, and there shall be no registration of transfers of shares of capital stock of Mergerco thereafter.

     SECTION 4.5 Additional Actions. If, at any time after the Closing, the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its rights, title or interest in, to or under any of the rights, properties or assets of Mergerco acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (b) otherwise to carry out the purposes of this Agreement and the transactions contemplated hereby, Mergerco shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments, novations and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purpose of this Agreement and the transactions contemplated hereby; and the proper officers and directors of the Surviving Corporation are fully authorized in the name of Mergerco or otherwise to take any and all such actions.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF COMPANY

     The Company represents and warrants to Mergerco that:

     SECTION 5.1 Existence; Good Standing; Corporate Authority. The Company and each of its corporate Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of their respective jurisdictions of incorporation. Each of the Company and its Subsidiaries has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted. Each of the Company and its Subsidiaries is duly qualified to do business as a foreign corporation or other organization in good standing in each state or jurisdiction in which their ownership or leasing of property or conduct of business legally requires such qualification, except where failure to be so qualified or in good standing, individually or in the aggregate, would not have a Company Material Adverse Effect. The copies of the Company’s articles of incorporation and bylaws previously made available to Mergerco are true, complete and correct and contain all amendments as of the date hereof.

     SECTION 5.2 Authorization, Validity and Effect of Agreements. The Company has the requisite corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby. This Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly authorized, approved and recommended by a unanimous vote of the Special Committee and, upon the recommendation by the Special Committee, the Board of Directors of the Company, and by all other requisite corporate action, other than, with respect to the Merger, the approval of this Agreement, including the related Plan of Merger, by the Company’s shareholders holding more than two-thirds of the outstanding shares of Company Common Stock and the filing of the

Articles of Merger, including the related Plan of Merger, with the SCC in accordance with the VSCA. This Agreement has been duly executed and delivered by the Company and constitutes the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

     SECTION 5.3 Capitalization. The authorized capital stock of the Company consists of Forty-Five Million (45,000,000) shares of Company Common Stock, par value $0.001 per share, and Two Million (2,000,000) shares of preferred stock, par value $0.001 per share. As of February 12, 2002, (i) 15,314,089 shares of Company Common Stock were issued and outstanding, (ii) no shares of preferred stock were issued and outstanding and (iii) 1,608,879 shares of Company Common Stock were reserved for issuance pursuant to outstanding Company Options. All such issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Other than the Company Options, as defined below, and outstanding purchase rights under the 1996 Employee Stock Purchase Plan, there are no outstanding shares of capital stock (and no options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments) that obligate the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other voting securities of the Company or any of its Subsidiaries. For the purposes of this Agreement, “Company Option” refers to any option granted pursuant to the Company’s 1996 Stock Option Plan, Employee Time Accelerated Stock Option Plan and 1987 Employee Stock Option Plan (collectively, the “Company Option Plans”). The Company has no outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

     SECTION 5.4 No Conflict.

          (a)  Neither the execution and delivery by the Company of this Agreement nor the consummation by the Company of the transactions contemplated hereby in accordance with the terms hereof will: (i) conflict with or result in a breach of any provisions of the articles of incorporation or bylaws of the Company; (ii) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in the creation of any lien upon any of the properties of the Company or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement, joint venture or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries or any of their properties is bound or affected; or (iii) contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, order or decree binding upon or applicable to the Company or any of its Subsidiaries, except, in the case of matters described in clause (ii) or (iii), as would not have, individually or in the aggregate, a Company Material Adverse Effect.

          (b)  Neither the execution and delivery by the Company of this Agreement nor the consummation by the Company of the transactions contemplated hereby in accordance with the terms hereof will require any consent, approval or authorization of, or filing or registration with, any governmental or regulatory authority, other than (i) the filing of the Articles of Merger with the SCC and (ii) filings required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the special meeting of the shareholders of the Company to approve this Agreement and the transactions contemplated hereby, and the Schedule 13E-3 (as defined in Section 7.4(d)) (collectively, the “Filings”), except for any consent, approval or authorization the failure of which to obtain and for any filing or registration the failure of which to make would not have a Company Material Adverse Effect.

     SECTION 5.5 No Brokers. The Company has not entered into any contract, arrangement or understanding with any person or firm that may result in the obligation of Mergerco or the Company to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that William Blair & Company has been retained as the financial advisor to the Special Committee and to render a fairness opinion, and such arrangements have been disclosed in writing to Mergerco prior to the date hereof.

     SECTION 5.6 Vote Required. The affirmative vote of the holders of more than two-thirds of the outstanding shares of Company Common Stock contemplated by Section 8.1(a) (voting as one class, with each share having one vote) is the only vote of the holders of any class or series of Company capital stock necessary to approve this Agreement, including the related Plan of Merger and the other transactions contemplated hereby.

     SECTION 5.7 Opinion of Financial Advisor. The Special Committee of the Board of Directors of the Company has received the opinion of William Blair & Company to the effect that, as of the date hereof, the Cash Consideration is fair, from a financial point of view, to the holders of the Company Common Stock other than Mergerco and the Buyer Group.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF MERGERCO

     Mergerco represents and warrants to the Company that:

     SECTION 6.1 Existence; Good Standing; Corporate Authority. Mergerco is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia. Mergerco has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted. Mergerco is duly qualified to do business as a foreign corporation or other organization in good standing in each state or jurisdiction in which its ownership or leasing of property or conduct of business legally requires such qualification. The copies of Mergerco’s articles of incorporation and bylaws previously made available to the Company are true, complete and correct and contain all amendments as of the date hereof. As of the date of this Agreement, Mergerco does not own, directly or indirectly, any capital stock or other ownership interest in any entity.

     SECTION 6.2 Authorization, Validity and Effect of Agreements. Mergerco has the requisite corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party. This Agreement and the consummation by Mergerco of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Mergerco. This Agreement has been duly executed and delivered by Mergerco and constitutes the valid and legally binding obligation of Mergerco, enforceable against Mergerco in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

     SECTION 6.3 No Conflict.

          (a)  Neither the execution and delivery by Mergerco of this Agreement nor the consummation by Mergerco of the transactions contemplated hereby in accordance with the terms hereof will: (i) conflict with or result in a breach of any provisions of the articles of incorporation or bylaws of Mergerco; (ii) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in the creation of any lien upon any of the properties of Mergerco under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to Mergerco under, any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement, joint venture or other instrument or obligation to which Mergerco is a party, or by which Mergerco or any of its properties is bound or affected; or (iii) contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, order or decree binding upon or applicable to Mergerco.

          (b)  Neither the execution and delivery by Mergerco of this Agreement nor the consummation by Mergerco of the transactions contemplated hereby in accordance with the terms hereof will require any consent, approval or authorization of, or filing or registration with, any governmental or regulatory authority, other than the Filings.

     SECTION 6.4 No Brokers. Mergerco has not entered into any contract, arrangement or understanding with any person or firm that may result in the obligation of Mergerco or the Company to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Houlihan Lokey Howard & Zukin Capital has been retained by the Buyer Group as its financial advisor and shall be compensated solely by the Buyer Group, except to the extent provided in Section 7.6.

     SECTION 6.5 Mergerco. Mergerco was formed on February 6, 2002 solely for the purpose of engaging in the transactions contemplated by this Agreement and, since the date of its formation, has not engaged in any activities other than in connection with, or as contemplated by, this Agreement.

     SECTION 6.6 Financing Matters. Representatives of the Buyer Group have had discussions with one or more banks, financial institutions or other public or private financing sources (the “Lending Sources”) to determine the available terms of financing and reasonably expect that such commitments regarding debt financing, together with equity contributions to Mergerco made or to be made by certain shareholders of Mergerco (collectively, the “Commitments”), sufficient to consummate the transactions contemplated by this Agreement, will be obtainable from such Lending Sources and shareholders of Mergerco, as the case may be. Mergerco and the Buyer Group therefore possess, or will possess as of the Effective Time of Closing, the financial capacity to perform in a full and timely (subject to the cure period referred to in Section 9.3(a)(ii)) manner each and all of Mergerco’s obligations under this Agreement, the Merger and the transactions contemplated hereby.

     SECTION 6.7 No Current Intent to Sell Business. Mergerco and the Buyer Group have no intention to sell, transfer or otherwise dispose of the shares of capital stock or the business of the Company or any material part thereof following the consummation of the Merger, but there can be no assurance that the Surviving Corporation will not determine to cause such a transfer in the future.

     SECTION 6.8 Board and Shareholder Recommendation. The Board of Directors of Mergerco has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the shareholders of Mergerco, and (ii) recommended that the sole shareholder of Mergerco approve the Merger and the transactions contemplated thereby. The sole shareholder of Mergerco has authorized the execution and delivery of this Agreement and has approved the Merger and the transactions contemplated by this Agreement.

     SECTION 6.9 Control Share Acquisition Statute; Affiliated Transactions Statute. Article 14 and Article 14.1 of the VSCA are not applicable to the Merger, this Agreement, including the related Plan of Merger, and the transactions contemplated hereby either because (i) such statutes are not applicable or (ii) all actions necessary to exempt the Company, Mergerco, their affiliates, the Merger, this Agreement, including the related Plan of Merger, and the transactions contemplated hereby from Article 14 and Article 14.1 of the VSCA have been taken.

     SECTION 6.10 Status of Representations of the Company. In entering this Agreement, Mergerco:

          (a)  acknowledges that, other than as set forth in this Agreement, as of the date of execution of this Agreement, none of the Company, or any of its directors or officers, makes any representation or warranty, either express or implied, as to the accurateness or completeness of any of the information provided or made available to Mergerco or its agents or representatives prior to the execution of this Agreement;

          (b)  agrees to the fullest extent permitted by law, that none of the Company, nor any of its respective directors, officers, employees, shareholders, affiliates, agents or representatives, shall have any liability or responsibility whatsoever to Mergerco based upon any information provided or made available, or statements made, to Mergerco or its agents or representatives prior to the execution of this Agreement;

          (c)  acknowledges that none of the officers of the Company nor any member of the Buyer Group has any actual knowledge of any representation or warranty of the Company being untrue or inaccurate in any material respect. If an officer of Mergerco or any member of the Buyer Group had actual knowledge prior to the execution of this Agreement of any breach by the Company of any representation, warranty, covenant, agreement or condition of this Agreement, such breach shall not be deemed to be a breach of this Agreement for any purpose hereunder, and neither Mergerco nor any member of the Buyer Group shall have any claim or recourse against the Company or its personnel, affiliates, controlling persons, agents, advisors or representatives with respect to such breach; and

          (d)  acknowledges and agrees that it is not aware of any threatened litigation of the type referred to in Section 9.4(d)(ii).

     SECTION 6.11 Solvency. Immediately following the Effective Time and the completion of the transactions contemplated by this Agreement, the Surviving Corporation will be able to pay its debts as they mature, will have capital sufficient to carry on its business, and will have assets with a present fair salable value greater than the aggregate amount of the Surviving Corporation’s indebtedness. Mergerco does not intend that the Surviving Corporation will incur debts beyond its ability to pay as such debts mature. Mergerco does not contemplate that the Surviving Corporation will file a petition in bankruptcy or for reorganization under the United States Federal Bankruptcy Code or any similar law, nor is Mergerco aware of any threatened bankruptcy or insolvency proceedings against the Company, Mergerco or the Surviving Corporation.

ARTICLE VII

COVENANTS

     SECTION 7.1 Conduct of Businesses. Prior to the Effective Time, except as expressly contemplated by any other provision of this Agreement or as required by applicable law, unless Mergerco has consented in writing thereto, the Company:

          (a)  shall, and shall cause each of its Subsidiaries to, conduct its operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted;

          (b)  shall use its commercially reasonable efforts, and shall cause each of its Subsidiaries to use its commercially reasonable efforts, to preserve intact their business organizations and goodwill, keep available the services of their respective officers and employees and maintain satisfactory relationships with those persons having business relationships with them;

          (c)  shall not amend its articles of incorporation or bylaws;

          (d)  shall not (i) except pursuant to the 1996 Employee Stock Purchase Plan and the exercise of outstanding Company Options, (x) issue any shares of its capital stock, effect any stock split or otherwise change its capitalization as it existed on the date hereof or (y) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock, (ii) increase any compensation or benefits, except in the ordinary course of business consistent with past practice, or enter into or amend any employment agreement with any of its present or future officers or directors, except with new employees consistent with past practice, or (iii) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend (except as required by law) any existing employee benefit plan in any material respect, except for changes which are less favorable to participants in such plans;

          (e)  shall not (i) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or (ii) redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries, or make any commitment for any such action;

          (f)  shall not, and shall not permit any of its Subsidiaries to, sell, lease or otherwise dispose of any of its assets (including capital stock of Subsidiaries) that are material to the Company, individually or in the aggregate, except in the ordinary course of business;

          (g)  shall not take any action that is likely to delay materially or adversely affect the ability of any of the parties hereto (i) to obtain any consent, authorization, order or approval of any governmental commission, board or other regulatory body or (ii) to consummate the Merger; and

          (h)  shall not, nor shall it permit any of its Subsidiaries to, agree in writing or otherwise to take any of the foregoing actions.

     SECTION 7.2 Conduct of Business of Mergerco. Mergerco has been formed specifically to complete the transactions contemplated by this Agreement. During the period from the date of this Agreement to the Effective Time (except as otherwise specifically contemplated by the terms of this Agreement), Mergerco will not carry on any business other than business required to consummate the Merger and other transactions contemplated by this Agreement. Mergerco will not take, and will cause its affiliates not to take, any action that would, or that could reasonably be expected to, result in any of the representations and warranties of Mergerco set forth in this Agreement becoming untrue.

     SECTION 7.3 Meeting of Shareholders; Recommendation.

          (a)  The Company will take all action necessary in accordance with applicable law and its articles of incorporation and bylaws to convene a meeting of its shareholders as promptly as practicable to consider and vote upon the approval of this Agreement, including the Plan of Merger.

          (b)  The Company, through the Special Committee and, based upon the recommendation of the Special Committee, its Board of Directors, shall recommend approval of such matters subject to the determination by the Special Committee and its Board of Directors, after consultation with their respective counsel, that recommending approval of such matters would not be inconsistent with their respective fiduciary obligations. Additionally, the Board of Directors and the Special Committee may at any time prior to the Effective Time withdraw, modify, or change any recommendation and declaration regarding this Agreement or the related

Plan of Merger if, in the good faith opinion of the Special Committee after consultation with its counsel, the failure to so withdraw, modify, or change its recommendation and declaration would be inconsistent with their respective fiduciary obligations. Upon such withdrawal, modification or change in the Special Committee’s recommendation, the Company may abandon the holding of the special meeting of shareholders to consider and vote upon the approval of this Agreement, including the related Plan of Merger, and may terminate this Agreement in accordance with Section 9.3(b).

     SECTION 7.4 Proxy Statement and Schedule 13E-3.

          (a)  Each of the Company and Mergerco shall cooperate and promptly prepare a proxy statement with respect to the meeting of the shareholders of the Company to approve this Agreement and the transactions contemplated hereby (the “Proxy Statement”) and a joint Rule 13e-3 Transaction Statement on Schedule 13E-3 (the “Schedule 13E-3”) with respect to the Merger. The Company shall file as soon as practicable with the Securities and Exchange Commission (the “SEC”) under the Exchange Act the Proxy Statement and, concurrently with the filing of the Proxy Statement, the Company and Mergerco shall file with the SEC the Schedule 13E-3. The respective parties will cause the Proxy Statement and the Schedule 13E-3 to comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including Regulation 14A and Rule 13e-3. Each party will advise the other, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement or the Schedule 13E-3 or comments thereon and responses thereto or requests by the SEC for additional information.

          (b)  The Company will use commercially reasonable efforts to cause the Proxy Statement to be mailed to its shareholders as promptly as practicable after the date that the SEC completes its review of the Proxy Statement and the Schedule 13E-3 or, if the SEC chooses not to review the Proxy Statement and the Schedule 13E-3, within 10 days after the date that the SEC notifies the Company that it will not review the Proxy Statement.

          (c)  Each of the Company and Mergerco agrees that the information provided by it for inclusion in the Proxy Statement and the Schedule 13E-3 and each amendment or supplement thereto, at the time of filing thereof with the SEC (and, with respect to the Proxy Statement, at the time of its dissemination to the Company’s shareholders) and at the time of the meeting of shareholders of the Company, (i) will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) will comply as to form in all material respects with the provisions of the Exchange Act.

          (d)  Each of the parties agrees to use its commercially reasonable efforts to cooperate and to provide each other with such information as any of such parties may reasonably request in connection with the preparation of the Proxy Statement and the Schedule 13E-3. Each party agrees promptly to supplement, update and correct any information provided by it for use in the Proxy Statement and the Schedule 13E-3 if and to the extent that it is or shall have become incomplete, false or misleading.

     SECTION 7.5 No Solicitation of Competing Transactions.

          (a)  The Company (acting through the Board of Directors, the Special Committee or otherwise) shall not, directly or indirectly, through any representative or otherwise, initiate, solicit or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined below), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of its representatives to take any such action; provided, however, that the foregoing shall not prohibit the Special Committee or the Board (acting through the Special Committee except as provided below) (either directly or indirectly through advisors, agents or other intermediaries) from (i) furnishing information in writing or orally (through the Company’s employees and advisors) pursuant to a customary confidentiality letter (a copy of which shall be provided for informational purposes only to Mergerco) concerning the Company and its businesses, properties or assets to any person, corporation, entity or “group,” as defined in Section 13(d) of the Exchange Act, other than Mergerco (a “Third Party”), in response to any unsolicited inquiry, proposal or offer, (ii) engaging in discussions or negotiations with such a Third Party that has made such inquiry, proposal or offer, (iii) following receipt of a bona fide proposal relating to a Competing Transaction, taking and disclosing to the Company’s shareholders a position contemplated by Rules 14d-9 and 14e-2(a) under the Exchange Act or otherwise making disclosure to its shareholders with respect to such proposal, (iv) following receipt of a bona fide proposal relating to a Competing Transaction, failing to make or withdrawing or modifying its recommendation referred to in Section 7.3 hereof, and/or (v) terminating this Agreement, but in each case referred to in the foregoing clauses (iii) through (v), only to the extent that the Board of Directors (not acting through the Special Committee) shall have concluded in good faith after consultation with counsel that such action is consistent with the Board of Directors’ fiduciary duties to the shareholders of the Company under the VSCA.

          (b)  At all times prior to the Effective Time, the parties shall immediately notify one another upon receipt of a proposal for a Competing Transaction.

          (c)  For purposes of this Agreement, “Competing Transaction” shall mean any of the following involving the Company (other than the Merger and the other transactions contemplated by this Agreement): (i) any merger, consolidation, share exchange, business combination, issuance or purchase of securities or other similar transaction, (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of the assets of the Company in a single transaction or series of related transactions; (iii) any tender offer or exchange offer for the Company’s securities or the filing of a registration statement under the Securities Act in connection with any such exchange offer; (iv) any solicitation in opposition to approval by the Company’s shareholders of this Agreement; or (v) any announcement of an agreement, proposal, plan or intention to do any of the foregoing, either during the effectiveness of this Agreement or at any time thereafter.

     SECTION 7.6 Expenses. All costs and expenses incurred by both parties and the Buyer Group in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Merger is consummated; provided, however, that Mergerco and the Buyer Group shall pay all such costs and expenses incurred by the Company if this Agreement is terminated pursuant to (i) Section 9.2(a) and all the members of the Buyer Group did not vote in favor of the transactions contemplated by this Agreement or (ii) Section 9.3(a); provided, further, that the Company shall pay all such costs and expenses incurred by Mergerco and the Buyer Group if this Agreement is terminated pursuant to Section 9.3(b) or Section 9.4(a), (b) or (c).

     SECTION 7.7 Consents. Each of Mergerco and the Company shall cooperate, and use commercially reasonable efforts, to make all filings and obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties necessary to consummate the transactions contemplated by this Agreement.

     SECTION 7.8 Publicity. The parties will consult with each other and will mutually agree upon any press releases or public announcements pertaining to this Agreement or the transactions contemplated hereby and shall not issue any such press releases or make any such public announcements prior to such consultation and agreement, except as may be required by applicable law or by obligations pursuant to any listing agreement with the National Association of Securities Dealers Automated Quotation system, in which case the party proposing to issue such press release or make such public announcement shall consult in good faith with the other party before issuing any such press releases or making any such public announcements.

     SECTION 7.9 Director and Officer Liability.

          (a)  Mergerco and the Surviving Corporation agree that for a period ending on the sixth anniversary of the Effective Time, the Surviving Corporation will maintain all rights to indemnification (including with respect to the advancement of expenses incurred in the defense of any action or suit) existing on the date of this Agreement in favor of the present and former directors, officers, employees and agents of the Company as provided in the Company’s articles of incorporation and bylaws, in each case as in effect on the date of this Agreement, and that during such period, neither the articles of incorporation nor the bylaws of the Surviving Corporation shall be amended to reduce or limit the rights of indemnity afforded to the present and former directors, officers, employees and agents of the Company, or the ability of the Surviving Corporation to indemnify them, nor to hinder, delay or make more difficult the exercise of such rights or indemnity or the ability to indemnify; provided, however, that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect to any such claim or claims shall continue until the disposition of any and all such claims.

          (b)  Mergerco and Surviving Corporation agree to cause the Surviving Corporation to indemnify, to the fullest extent permitted under its articles of incorporation, its bylaws and the VSCA the present and former directors, officers, employees and agents of the Company against all losses, damages, liabilities or claims made against them arising from their service in such capacities prior to and including the Effective Time, to at least the same extent as such persons are currently permitted to be indemnified pursuant to the Company’s articles of incorporation and bylaws, as in effect on the date hereof, for a period ending on the sixth anniversary of the Effective Time.

          (c)  Should any claim or claims be made against any present or former director, officer, employee or agent of the Company on or prior to the sixth anniversary of the Effective Time, arising from such person’s service as such at any time prior to the Effective Time, the provisions of this Section 7.9 respecting the articles of incorporation and bylaws and the obligation of indemnity by the Surviving Corporation shall continue in effect until the final disposition of all such claims.

          (d)  In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then and in each case, to the extent necessary to effectuate the purposes of this Section 7.9, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 7.9.

          (e)  For a period of three years after the Effective Time, the parties shall cause the Surviving Corporation to maintain in effect the current policies of directors’ and officers’ liability insurance maintained by the Company (or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous, which policies may constitute a “tail policy”) with respect to claims arising from facts or events which occurred before or at the Effective Time.

          (f)  The provisions of this Section 7.9 are intended to be for the benefit of, and shall be enforceable by, each indemnified party referred to in this Section 7.9 and his or her heirs and representatives and shall be binding on the Surviving Corporation and its respective successors and assigns.

     SECTION 7.10 Exemption from Liability Under Section 16(b). Mergerco and the Company shall take all such steps as may be required or reasonably requested to cause the transactions contemplated by this Agreement and any other dispositions of Company equity securities (including derivative securities) in connection with this Agreement by each individual who is a director, officer or ten percent (10%) shareholder of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act and the rules and regulations promulgated thereunder, such steps to be taken in accordance with the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP, or as may otherwise be reasonably requested by the Company.

ARTICLE VIII

CONDITIONS

     SECTION 8.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Closing Date of the following conditions:

          (a)  This Agreement and the related Plan of Merger shall have been approved by the affirmative vote of holders of more than sixty-six and two-thirds percent (66 2/3%) of the issued and outstanding shares of Company Common Stock entitled to vote thereon;

          (b)  Neither of the parties shall be subject to any decree, order or injunction of a court of competent jurisdiction, U.S. or foreign, which prohibits the consummation of the Merger; provided, however, that prior to invoking this condition each party agrees to use its commercially reasonable efforts to have any such decree, order or injunction lifted or vacated; and

          (c)  No statute, rule or regulation shall have been enacted by any governmental authority which prohibits or makes unlawful the consummation of the Merger.

     SECTION 8.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Closing Date of the following conditions:

          (a)  Mergerco shall have performed in all material respects its covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Mergerco contained in this Agreement and in any document delivered in connection herewith shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct in all material respects only as of the specified date), and the Company shall have received a certificate of Mergerco, executed on its behalf by its President or a Vice President of Mergerco, dated the Closing Date, certifying to such effect; and

          (b)  The Board of Directors of the Company or the Special Committee shall not have withdrawn or materially modified its approval or recommendation of the Merger, or resolved to do so, or taken any action having the foregoing effect.

     SECTION 8.3 Conditions to Obligation of Mergerco to Effect the Merger. The obligations of Mergerco to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following condition:

          (a)  The Company shall have performed in all material respects its covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of the Company contained in this Agreement and in any document delivered in connection herewith shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct in all material respects only as of the specified date), and Mergerco shall have received a certificate of the Company, executed on its behalf by its President or a Vice President of the Company, dated the Closing Date, certifying to such effect.

ARTICLE IX

TERMINATION

     SECTION 9.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time by the mutual written consent of Mergerco and the Company.

     SECTION 9.2 Termination by the Company or Mergerco. This Agreement may be terminated by the Company or Mergerco if:

          (a)  a meeting (including adjournments and postponements) of the Company’s shareholders for the purpose of obtaining the approval required by Section 8.1(a) shall have been held and such shareholder approval shall not have been obtained;

          (b)  a governmental authority shall have enacted a statute, rule or regulation that prohibits or makes unlawful the consummation of the Merger;

          (c)  the Merger shall not have been consummated on or prior to July 31, 2002, provided, however, that the right to terminate this Agreement under this Section 9.2(c) shall not be available to the party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; or

          (d)  a court of competent jurisdiction or a U.S. or foreign governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (d) shall have used commercially reasonable efforts to remove such injunction, order or decree.

     SECTION 9.3 Termination by the Company. This Agreement may be terminated prior to the Effective Time, by action of the Board of Directors of the Company, if:

          (a)  (i) there has been a breach by Mergerco of any material representation, warranty, covenant or agreement set forth in this Agreement or if any representation or warranty of Mergerco shall have become materially untrue, in either case such that the conditions set forth in Section 8.2(a) would not be satisfied and (ii) such breach is not curable, or, if curable, is not cured within 30 days after written notice of such breach is given to Mergerco by the Company; provided, however, that the right to terminate this Agreement pursuant to this Section 9.3(a) shall not be available to the Company if it, at such time, is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement such that the condition set forth in Section 8.3(a) shall not be satisfied; or

          (b)  the Special Committee or the Board of Directors of the Company determines in good faith, after consultation with legal counsel, that failure to do so would be inconsistent with the Special Committee’s or the Board of Directors’ fiduciary duties under applicable law.

     SECTION 9.4 Termination by Mergerco. This Agreement may be terminated at any time prior to the Effective Time, by action of the Board of Directors of Mergerco, if:

          (a)  (i) there has been a breach by the Company of any material representation, warranty, covenant or agreement set forth in this Agreement or if any representation or warranty of the Company shall have become materially untrue, in either case such that the conditions set forth in Section 8.3(a) would not be satisfied and (ii) such breach is not curable, or, if curable, is not cured within 30 days after written notice of such breach is given by Mergerco to the Company; provided, however, that the right to terminate this Agreement pursuant to this Section 9.4(a) shall not be available to Mergerco if it, at such time, is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 8.2(a) shall not be satisfied;

          (b)  the Board of Directors of the Company or the Special Committee shall have withdrawn or materially modified, in a manner adverse to Mergerco, its approval or recommendation of the Merger, or resolved to do so, or taken any action having the foregoing effect; or

          (c)  the Company takes any of the actions referred to in Section 7.5(a)(ii) and within 10 business days thereafter the Company does not terminate such discussions or negotiations with the Third Party.

          (d)  at any time after the date of this Agreement, there shall have occurred a material adverse effect or change on the business, results of operations or financial condition of the Company and its Subsidiaries on a consolidated basis or the ability of the Company to consummate the transactions contemplated by this Agreement or fulfill the conditions to Closing primarily due to (i) significant acts by any civil or military authority, terrorist acts, national emergencies, disturbances, insurrections, riots or wars or (ii) the commencement or overt threat of litigation material to the Company and its Subsidiaries, taken as a whole.

     SECTION 9.5 Effect of Termination. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section 9.5, Section 7.6 and Sections 10.3, 10.4, 10.6, 10.9 and 10.11; provided that nothing herein shall relieve any party from any liability for any willful and material breach by such party of any of its covenants or agreements set forth in this Agreement and all rights and remedies of such nonbreaching party under this Agreement in the case of such a willful and material breach, at law or in equity, shall be preserved.

     SECTION 9.6 Extension; Waiver. At any time prior to the Effective Time, each party may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party and, in the case of the Company, only if authorized by the Special Committee.

ARTICLE X

GENERAL PROVISIONS

     SECTION 10.1 Nonsurvival of Representations, Warranties and Agreements. All representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Merger; provided however, that the agreements contained in Articles II, III and IV, in Sections 7.6, 7.9 and 7.10 and this Article X shall survive the Merger.

     SECTION 10.2 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission or by courier service (with proof of service), or hand delivery, addressed as follows:

if to the Company:

Deltek Systems, Inc. 8280 Greensboro Drive McLean, VA 22102-3841 Attn: Chief Financial Officer Facsimile: (703) 264-0704

and

James F. Peterson c/o Hunton & Williams Riverfront Plaza, East Tower 951 East Byrd Street Richmond, VA 23219-4074 Attn: T. Justin Moore, III Facsimile: (804) 788-8218

with a copy to:

Hunton & Williams Riverfront Plaza, East Tower 951 East Byrd Street Richmond, VA 23219-4074 Attn: T. Justin Moore, III Facsimile: (804) 788-8218

if to Mergerco:

DF Merger Co. Inc. c/o Deltek Systems, Inc. 8280 Greensboro Drive McLean, VA 22102-3841 Attn: Kenneth E. deLaski Facsimile: (703) 734-0346

with a copy to:

Squire, Sanders & Dempsey L.L.P. 8000 Towers Crescent Drive, Suite 1400 Vienna, Virginia 22182 Attn: Robert E. Gregg, Esq. Facsimile: (703) 720-7801

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

     SECTION 10.3 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Article IV and Sections 7.9 and 7.10, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. The provisions of Article IV and Sections 7.6, 7.9 and 7.10 may be enforced by the respective beneficiaries thereof.

     SECTION 10.4 Entire Agreement. This Agreement and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

     SECTION 10.5 Amendments. This Agreement may be amended by the parties hereto (in the case of the Company, only if authorized by the Special Committee), at any time before or after approval of matters presented in connection with the Merger by the shareholders of the Company, but after any such shareholder approval, no amendment shall be made which by law requires the further approval of shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     SECTION 10.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia without regard to its rules of conflict of laws. Each of Mergerco and the Company hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the Commonwealth of Virginia and of the United States of America located in the Commonwealth of Virginia (the “Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Courts and agrees not to plead or claim in any Court that such litigation brought therein has been brought in an inconvenient forum.

     SECTION 10.7 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

     SECTION 10.8 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretative effect whatsoever.

     SECTION 10.9 Interpretation and Definitions. In this Agreement:

          (a)  Unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and other organizations, whether incorporated or unincorporated, and vice versa.

          (b)  “Company Material Adverse Effect” shall mean a material adverse effect or change on (i) the business, results of operations, financial condition or prospects of the Company and its Subsidiaries on a consolidated basis, or (ii) the ability of the Company to consummate the transactions contemplated by this Agreement or fulfill the conditions to Closing.

          (c)  “Subsidiary,” when used with respect to any party, shall mean any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such party is a general partner.

     SECTION 10.10 Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of either party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by either party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

     SECTION 10.11 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broadly as is enforceable.

[Signature Page Follows]

     IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

DELTEK SYSTEMS, INC

By:	/s/ James F. Petersen James F. Petersen, Chairman Special Committee of the Board of Directors

DF MERGER CO., INC

By:	/s/ Kenneth E. deLaski Kenneth E. deLaski President

EXHIBIT A
THE BUYER GROUP

MEMBER OF GROUP	NUMBER OF SHARES

Kenneth E. deLaski and Tena deLaski	4,633,200
Donald deLaski	3,018,400

EXHIBIT B

PLAN OF MERGER

OF

DF MERGER CO., INC.
(A Virginia Corporation)

WITH AND INTO

DELTEK SYSTEMS, INC.
(A Virginia Corporation)

     Pursuant to this Plan of Merger (“Plan of Merger”), DF Merger Co., Inc., a Virginia corporation (“Mergerco”), shall be merged with and into Deltek Systems, Inc., a Virginia corporation (the “Company”).

ARTICLE I
THE MERGER

     1.1 The Merger. Subject to the terms and conditions of the Merger Agreement, dated as of February 13, 2002, by and between Mergerco and the Company (the “Merger Agreement”), and in accordance with the Virginia Stock Corporation Act (“VSCA”), at the Effective Time (as defined in Section 1.3 of this Plan of Merger), Mergerco shall be merged with and into the Company (the “Merger”), and the separate existence of Mergerco shall cease, and the Company shall continue as the surviving corporation (the Company is also sometimes referred to in this Plan of Merger as the “Surviving Corporation”) and shall continue to be governed by the laws of the Commonwealth of Virginia. The Merger shall have the effects specified in the VSCA.

     1.2 The Closing. Subject to the terms and conditions of the Merger Agreement, the closing of the Merger (the “Closing”) shall take place (a) at the offices of Squire Sanders & Dempsey L.L.P., 8000 Towers Crescent Drive, Suite 1400, Vienna, Virginia at 10:00 a.m., local time, on the first business day after the day on which the last to be fulfilled or waived of the conditions set forth in Article VIII of the Merger Agreement shall be fulfilled or waived in accordance with the terms of the Merger Agreement or (b) at such other time, date or place as the Company and Mergerco may agree. The date on which the Closing occurs is hereinafter referred to as the “Closing Date.”

     1.3 Effective Time. If all of the conditions to the Merger set forth in Article VIII of the Merger Agreement have been fulfilled or waived in accordance with the terms of the Merger Agreement and the Merger Agreement shall not have been terminated as provided in Article IX of the Merger Agreement, the Company and Mergerco shall cause articles of merger, prepared in accordance with VSCA §13.1-720 (the “Articles of Merger”), including this Plan of Merger, to be properly executed and filed in accordance with the VSCA on the Closing Date. The Merger shall become effective upon the issuance of a certificate of merger by the State Corporation Commission of the Commonwealth of Virginia (the “SCC”) in accordance with the VSCA or at such later date and time as the parties to the Merger Agreement shall have agreed upon and designated in the Articles of Merger as the effective time of the Merger (the “Effective Time”).

ARTICLE II
THE SURVIVING CORPORATION

     2.1 Articles of Incorporation. The articles of incorporation of the Company in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation from and after the Effective Time.

     2.2 Bylaws. The bylaws of the Company in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation from and after the Effective Time.

     2.3 Directors. The directors of Mergerco immediately prior to the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time.

     2.4 Officers. The officers of Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation from and after the Effective Time.

ARTICLE III
EFFECT ON CAPITAL STOCK OF THE COMPANY AND MERGERCO

     3.1 Effect of Merger on Capital Stock.

          (a)  At the Effective Time, each share of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock owned by Mergerco) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $7.15 in cash per share (the “Cash Consideration”) payable to the holder thereof, without interest thereon, subject to the exchange process contemplated in Section 3.2(a) of this Plan of Merger and to adjustment as provided in Section 3.3 of this Plan of Merger, and each holder of a certificate (a “Certificate”) that immediately prior to the Effective Time of the Merger represented any such shares of Company Common Stock shall thereafter cease to have any rights with respect to such shares, except the right to receive, without interest thereon, upon the surrender of such Certificate, the Cash Consideration in accordance with Section 3.2(a) of this Plan of Merger.

          (b)  At the Effective Time, and without any action on the part of the holders of Company Common Stock, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time and owned by Mergerco shall cease to be outstanding and shall be canceled and retired and shall cease to exist.

          (c)  At the Effective Time, the issued and outstanding shares of common stock of Mergerco shall be converted into and become a number of fully paid and non-assessable shares of Company Common Stock as shall be equal to the product of (i) the number of whole and fractional shares of Mergerco common stock to be so converted and (ii) one thousand (1,000). Such shares of Company Common Stock shall constitute all of the issued and outstanding shares of capital stock of the Surviving Corporation at the Effective Time.

          (d)  Except as otherwise agreed between the Company and the holders of any stock options (“Company Options”) granted pursuant to the Company’s 1996 Stock Option Plan, Employee Time Accelerated Stock Option Plan and 1987 Employee Stock Option Plan (collectively, the “Company Option Plans”), at the Effective Time, the Company Option Plans and the Company Options outstanding at the Effective Time shall be assumed by the Surviving Corporation and shall remain outstanding at the Effective Time.

          (e)  Each Company Option that is exercisable prior to the Effective Time and has an exercise price less than the Cash Consideration shall, as of the Effective Time and at the option of the holder thereof, be converted into the right to receive cash equal to the Cash Consideration less the exercise price of such Company Option multiplied by the number of shares of Company Common Stock for which such Company Option is exercisable, less applicable withholding and similar deductions.

          (f)  Pursuant to the terms of the Company’s 1996 Employee Stock Purchase Plan (the “Purchase Plan”), the purchase date of the offering period under the Purchase Plan, during which period the Effective Time will occur, shall be accelerated to a date prior to the Effective Time, which date shall be specified by the Company’s Board of Directors, and each participant in the Purchase Plan, who has not withdrawn from that offering period and whose participation in that offering period has not terminated prior to such date, shall automatically acquire, pursuant to the exercise of such participant’s purchase right, shares of Company Common Stock as provided in the Purchase Plan, which shares shall, by virtue of the Merger and without any action on the part of the participant, be converted into the right to receive Cash Consideration pursuant to Section 3.1(a) of this Plan of Merger at the Effective Time. Prior to the Effective Time, the Company shall take all actions necessary, including obtaining all required consents, such that any cash balance remaining in any Purchase Plan participant’s account following such accelerated purchase date shall be paid to such participant immediately prior to the Effective Time. At the Effective Time, the Company shall terminate the Purchase Plan, and the Surviving Corporation shall not assume the Company’s obligations under the Purchase Plan. All purchase rights under the Purchase Plan not exercised prior to the Effective Time shall terminate and cease to be outstanding as of the Effective Time.

     3.2 Exchange of Certificates Representing Company Stock.

          (a)  As soon as reasonably practicable after the Effective Time, but in no event later than five business days following the Closing, the Surviving Corporation shall mail to each holder of record (other than Mergerco) of one or more Certificates that, immediately prior to the Effective Time, represented outstanding shares of Company Common Stock (i) a letter of transmittal (the “Letter of Transmittal”) which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Surviving Corporation and shall be in such form and have such other provisions as the Surviving

Corporation may reasonably specify and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Cash Consideration. Upon surrender of a Certificate for cancellation to the Surviving Corporation, together with such Letter of Transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange for each share of Company Common Stock represented by such Certificate cash in an amount equal to the Cash Consideration, after giving effect to any required withholding and similar deductions, and the Certificate so surrendered shall forthwith be marked as canceled. No interest will be paid or accrued on the Cash Consideration payable to holders of Certificates. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the Cash Consideration shall be paid to such a transferee if the Certificate representing such Company Common Stock is presented to the Surviving Corporation accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

          (b)  At or after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time.

          (c)  Neither the Surviving Corporation nor any party to the Merger Agreement shall be liable to any former holder of shares of Company Common Stock for any amount of cash or interest properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (d)  The Surviving Corporation shall be entitled to deduct and withhold from the Cash Consideration otherwise payable pursuant to the Merger Agreement to any holder of shares of Company Common Stock such amounts as the Surviving Corporation reasonably determines are required to be deducted and withheld with respect to the making of such payment under any provision of federal, state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation, such withheld amounts shall be treated for all purposes of the Merger Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation.

          (e)  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Surviving Corporation will deliver in exchange for such lost, stolen or destroyed Certificate cash in an amount equal to the Cash Consideration deliverable in respect thereof pursuant to the Merger Agreement.

     3.3 Adjustment of Cash Consideration. In the event that, subsequent to the date of the Merger Agreement but prior to the Effective Time, the Company changes the number of shares of Company Common Stock issued and outstanding as a result of a stock split, reverse stock split, stock dividend, recapitalization or other similar transaction without receipt of consideration in respect of Company Common Stock, the Cash Consideration shall be appropriately adjusted.

     3.4 Surrender. At the Closing, Mergerco shall surrender its stock transfer books, minute book and corporate seal to the Surviving Corporation. At the Effective Time, the stock transfer books of Mergerco shall be closed, and there shall be no registration of transfers of shares of capital stock of Mergerco thereafter.

ARTICLE IV
AMENDMENT OF PLAN OF MERGER

     Pursuant to Section 13.1-718.I of the VSCA, the Board of Directors of each of the Company and Mergerco, acting together, reserve the right to amend this Plan of Merger at any time prior to the issuance of a certificate of merger with respect to this Plan of Merger by the SCC; provided, however, that any such amendment made subsequent to the submission of this Plan of Merger to the shareholders of the Company may only be made to the extent permitted by Section 13.1-718.I of the VSCA.